Exhibit 6.3

SHARE OPTION AGREEMENT

THIS AGREEMENT made as of the 5th day of May, 2021.

BETWEEN:

CAARY CAPITAL INC., a corporation incorporated
under the laws of Canada

(hereinafter called the “Optionor”)

-AND-

VENPORT HOLDINGS INC., a corporation
incorporated under the laws of the Province of Ontario
(hereinafter called the “Optionee”)

WHEREAS the Optionee wishes to acquire an option to purchase 10,000,000 Class A common shares in the capital of the Optionor (the “Optioned Shares”) at an exercise price equal to the current private placement offering price of the Class A common shares of the Optionor;

AND WHEREAS the Optionor desires to grant an option to the Optionee to purchase all or part of the Optioned Shares in accordance with the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the mutual covenants and agreements contained herein and other good and lawful consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

SECTION 1

INTERPRETATION

1.1	Definitions

(a)	“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the city of Toronto, Ontario.

(b)	“Closing” has the meaning assigned to such term in Section 2.1(c).

(c)	“Exercise Period” means the period commencing on the date hereof and ending at 5:00 p.m. (Toronto, Ontario time) on May 10, 2023.

(d)	“Option” means the grant by the Optionor to the Optionee of the right to purchase the Optioned Shares during the Exercise Period.

1.2	Certain Rules of Interpretation

In this Agreement

(a)	Time. Time is of the essence in the performance of the parties’ respective obligations.

(b)	Currency. Unless otherwise specified, all references to money amounts are to Canadian currency.

(c)	Headings. The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content and will not be used to interpret the provisions of this Agreement.

(d)	Number and Gender. This Agreement shall be read with all changes of number and gender as required by the context.

(e)	Including. Any use of the terms “including” or “includes” means irrespectively “including without limitation”, or “includes without limitation”, unless the context otherwise requires.

(f)	Business Day. Whenever any payment is to be made, notice given, or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment, notice, or action shall be made or action taken on the next Business Day following.

1.3	Applicable Law

This Agreement and any dispute arising from or in relation to this Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that province, excluding the choice of law rules of that province. Each party hereto irrevocably and unconditionally attorns to the exclusive jurisdiction of the courts of the Province of Ontario.

SECTION 2

OPTION

2.1	Grant of Option

(a)	In consideration of the sum of $500,000 payable by the Optionee within 5 days of the signing date of this Agreement, the Optionor hereby grants an irrevocable option to the Optionee during the Exercise Period to purchase all or part of the Optioned Shares from the Optionor for a purchase price of $0.25 per Optioned Share (the “Purchase Price”).

(b)	The Optionee may deliver a notice (the “Exercise Notice”) to the Optionor at any time and from time to time during the Exercise Period requiring the Optionor to sell all or part of the Optioned Shares to the Optionee for the Purchase Price. Upon receipt by the Optionor of the Exercise Notice, the Optionor shall sell and the Optionee shall purchase the number of Optioned Shares set forth in the Exercise Notice in accordance with the provisions of this Agreement.

(c)	Within 30 days after receipt of each Exercise Notice, or such other date as may be mutually agreed upon by the parties the (“Closing Date”), the transaction of purchase and sale for all or part of the Optioned Shares described herein shall close (the “Closing”) in accordance with the provisions of Section 4.

(d)	The Option shall expire and terminate at the end of the Exercise Period.

(e)	The parties covenant and agree that, upon each exercise of the Option, they will have complied with all applicable laws and policies of all regulatory authorities having jurisdiction over the transactions contemplated hereby.

(f)	If, at any time during the Exercise Period, the Optionor shall issue a stock dividend to the common shareholders of the Optionor, make a distribution to its common shareholders of securities, subdivide or consolidate its common shares, issue rights, options or warrants to its common shareholders, issue or distribute to common shareholders evidences of indebtedness of the Optionor or any property or other assets of the Optionor, reclassify, redesignate or change the common shares into other shares or securities, consolidate, amalgamate or merge the Optionor with or into another body corporate or transfer the undertaking or assets of the Optionor as an entirety or substantially as an entirety to another corporation, the terms of the Option shall be amended and adjusted in order to give effect to such stock dividend, distribution, subdivision, consolidation, issuance of rights, options or warrants, issuance of evidences of indebtedness, property or other assets of the Optionor, reclassification, redesignation or change, consolidation, amalgamation or merger or transfer, as if such action had occurred after the exercise of the Option.

2.2	No Obligation to Exercise Option

Although by executing this Agreement the Optionee has the right to exercise the Option, it is understood and agreed that the Optionee will not owe any duty or have any obligation to the Optionor to exercise such right. The Optionee may in its unfettered and subjective discretion determine whether or not it wishes to exercise the Option hereunder.

SECTION 3

REPRESENTATIONS AND WARRANTIES AND COVENANTS

3.1	Representations and Warranties of the Optionor

The Optionor represents and warrants to the Optionee and acknowledges that the Optionee is relying upon such representations and warranties in connection with the completion of the transactions contemplated by this Agreement:

(a)	The execution and delivery of this Agreement and all other agreements and instruments to be executed by the Optionor as contemplated herein and the completion of the transactions contemplated hereby and thereby have been or will be on the Closing Date duly authorized by all necessary corporate action on the part of the Optionee and its directors.

(b)	At the time of the exercise or partial exercise of the Option, no person, firm or corporation will have any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase of the Optioned Shares, other than as provided herein.

(c)	The entering into of this Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any indenture or other agreement, written or oral, to which the Optionor may be a party.

3.2	Representations and Warranties of the Optionee

The Optionee represents and warrants to the Optionor and acknowledges that the Optionor is relying upon such representations and warranties in connection with the completion of the transactions contemplated by this Agreement:

(a)	The Optionee is a corporation duly incorporated under the laws of the Province of Ontario and has all necessary corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b)	The Optionee is purchasing the Option and, in the event all or part of this Option is exercised in accordance with the terms and conditions of this Agreement, will acquire the Optioned Shares for investment purposes only and not with a view to the syndication or distribution thereof.

(c)	This Agreement has been duly executed and delivered by the Optionee and is a legal, valid and binding obligation of the Optionee enforceable against the Optionee in accordance with its terms.

(d)	The execution and delivery of this Agreement and the performance of its obligations contained herein by the Optionee will not be in violation of any agreement to which the Optionee is a party or any applicable law.

(e)	There are no suits, actions, disputes, investigations, claims, arbitrations, orders, summons, citations, directives, charges, demands or prosecutions, whether legal or administrative pending or outstanding or, to the knowledge of the Optionee, threatened against the Optionee which could affect the ability of the Purchaser to perform his/her/its obligations under this Agreement.

(f)	No governmental or regulatory authorization, approval, order, consent or filing is required on the part of the Optionee in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under the terms of this Agreement or the performance of the Optionee’s obligations under this Agreement.

3.3	Acknowledgement

The Optionee acknowledges, confirms and agrees that the Option granted hereunder is not being granted under the Stock Option Plan 2020 of the Optionor and that the Optionee is not currently entitled to participate in such Stock Option Plan. The parties agree that the Option granted pursuant to this Agreement and the Optioned Shares shall not be treated for all purposes as being granted under the Stock Option Plan.

SECTION 4

CLOSING

4.1	Time and Place

The Closing shall take place at the offices of Blaney McMurtry LLP, 2 Queen Street East, Suite 1500, Toronto, Ontario Canada M5C 3G5 at 10:00 a.m. (Toronto time) on the Closing Date.

4.2	Conditions of Closing

The Closing of the transactions provided for in this Agreement is subject to the following terms and conditions to be fulfilled at or prior to the time of closing:

(a)	the covenants, representations and warranties contained in this Agreement or in any certificate or other document delivered pursuant to this agreement shall be true and correct on and as of the time of closing with the same force and effect as though such covenants, representations and warranties had been made on and as of such date, regardless of the date of this Agreement or of any such certificate or other document;

(b)	the parties shall have complied with all covenants and agreements agreed to be performed or caused to be performed by it pursuant to the provisions of this Agreement;

(c)	the Optionor shall deliver to the Optionee certificates representing the Optioned Shares or such other evidence of title to such shares as the Optionee may reasonably require;

(d)	the Optionee shall pay the Purchase Price to the Optionor; and

(e)	the parties shall execute and deliver such other documents and provide such further assurances as, in the opinion of counsel to the Optionee, may reasonably be necessary to give full effect to the transactions contemplated herein.

4.3	Survival

(a)	Subject to Section 4.3(b), the covenants, representations and warranties of the parties hereto contained in this agreement and contained in any document or certificate given pursuant hereto shall survive the Closing of this Agreement and, notwithstanding such closing nor any investigation made by or on behalf of a party hereto, shall continue in full force and effect for a period of 24 months from the Closing Date, after which time the same shall terminate.

(b)	Notwithstanding the limitation set out in Section 4.3(a), any Claim which is based on title to the Optioned Shares, intentional misrepresentation, or fraud, will survive without any limitation on time.

SECTION 5

GENERAL

5.1	Notice

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this Section as a “Notice”) will be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of electronic communication tested prior to transmission to such party:

(a)	in the case of a notice to the Optionee at:

Venport Holdings Inc.

1704 350 Seneca Hill Drive

Toronto, ON, M2J 4S7

Attention: President

Email: info@venport.com

(b)	in the case of a notice to the Optionor at:

Caary Captial Inc.

186 Bartley Drive

Toronto, ON M4A 1E1

Attention: President
Email: steve@caary.com

or at such other address as the party to whom such Notice is to be given specifies the manner provided in this Section. Any Notice will be deemed to have been given and received on the day it is so delivered, provided that if such day is not a Business Day then the Notice will be deemed to have been given and received on the next Business Day following such day. Any Notice sent by prepaid registered mailed will be deemed to have been given and received on the fifth Business Day next following the date of its mailing provided that in the event of a postal disruption or anticipated disruption, Notice shall not be sent by ordinary mail. Any notice transmitted by facsimile or other form of electronic communication will be deemed given and received on the first Business Day after its transmission.

5.2	Entire Agreement

This Agreement, together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth in this Agreement and in any agreement or document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement will be binding unless executed in writing by the party to be bound thereby.

5.3	Enurement

This agreement shall enure to the benefit of and be binding upon the parties hereto and their heirs, executors, administrators, legal representatives, respective successors and legal assigns.

5.4	Assignment.

Neither party may assign any of its rights or obligations hereunder without the express written consent of the other party, which consent may be unreasonably withheld.

5.5	Further Assurances.

The parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the closing of the transactions described in this Agreement.

5.6	Independent Legal Advice

Each of the parties hereto acknowledges that it has been advised to obtain independent legal advice prior to entering into this Agreement. By entering into this Agreement each of the parties hereto represent that it did obtain whatever independent legal advice it considered appropriate and sufficient. The parties hereto further acknowledge having been advised to obtain independent professional advice, including with respect to the tax and the holding and any disposition of the Option and the Optioned Shares, and by entering into this Agreement each of the parties hereto represent that it did obtain whatever independent legal, tax or other professional advice they considered appropriate and sufficient in respect of those matters.

5.7	Counterparts and Facsimile Signatures

This Agreement may be executed on one or more counterparts each of which when so executed and delivered will be an original and taken together will constitute one and the same instrument. A facsimile counterpart of this Agreement or any document contemplated herein bearing the signature of any party will be binding on all parties to this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first written above.

VENPORT HOLDINGS INC.

Per:
Shidan Gouran, President
I have authority to bind the Corporation

CAARY CAPITAL INC.

Per:
Steve Apostolopoulos, President
I have authority to bind the Corporation

Name: Jason Sawyer
Title: Secretary/Treasurer